Exhibit 10.12

cerevel THERAPEUTICS HOLDINGS, INC.

non-employee director compensation policy

(Amended: December 8, 2021)

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber members of the Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of its date of adoption (the “Effective Date”). The Board reserves the right to amend this Policy from time to time. Unless expressly stated otherwise, amendments to this policy shall only have prospective effect. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.
Cash Retainers

The Company shall pay cash retainers to its Outside Directors as set forth below, such retainers to be (i) paid for the directors’ general availability and participation in meetings and conference calls, (ii) paid quarterly in arrears, and (iii) pro-rated based on the number of actual days served by the director on the Board or applicable committee during such calendar quarter or year.

Retainers for Board Service	Amount ($)
Annual Retainer for All Outside Directors	50,000
Additional Annual Retainer for Lead Independent Director	50,000

Retainers for Committee Service	Chair Amount ($)	Member Amount ($)
Audit Committee	15,000	7,500
Compensation Committee	15,000	7,500
Nominating and Governance Committee	15,000	7,500
Science and Technology Committee	15,000	7,500
II.
Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

a.
Initial Grant. For purposes of this Policy, “Value” means, with respect to any award of stock options, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718. Following the Effective Date, on the first trading day of the month following the later of (1) the date on which such Outside Director commences his or her service with the Company or (2) the date on which such grant is approved by the Board, each new Outside Director will receive a stock option to purchase that number of shares of the Company’s common stock that has a Value equivalent to $642,000 (the “Initial Grant”), that vests in thirty‑six (36) monthly installments through the third anniversary of the grant date; provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Cerevel Therapeutics Holdings, Inc.

Non-Employee Director Compensation Policy

b.
Annual Grant. On the date of the Company’s annual meeting of stockholders, each Outside Director who will continue as a member of the Board of Directors following such annual meeting of stockholders will receive a stock option to purchase that number of shares of the Company’s common stock that has a Value equivalent to $428,000 (the “Annual Grant”) that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next annual meeting of stockholders; provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The first Annual Grant following an Outside Director’s commencement of service on the Board will be prorated based on such Outside Director’s length of service on the Board during the preceding 12-month period. Notwithstanding the foregoing, in the event that an Outside Director’s service on the Board does not commence before October 1st of a calendar year, then such Outside Director shall not receive an Annual Grant at the Company’s next annual meeting of stockholders.
c.
General Provisions; Revisions. All stock option awards provided pursuant to this Policy shall be granted under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) or any successor plan designated by the Board. Each stock option grant will have a ten-year term. All such awards shall be evidenced by, and subject to the terms and conditions set forth in, a written agreement in substantially the form approved by the Board. Subject to approval from the Board, the Compensation Committee of the Board may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board determines to make any such change or revision.
d.
Sale Event Acceleration. In the event of a Sale Event (as defined in the 2020 Plan), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
III.
Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.
Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000; provided, however that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board (or such other limit as may be set forth in Section 3(d) of the 2020 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted October 27, 2020 and amended on December 4, 2020, April 8, 2021 and December 8, 2021.